Exhibit 4.01

AMENDMENT

TO

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Amendment, dated as of December 11, 2008, is made between Xcel Energy Inc., a Minnesota corporation (the “Company”), and The Bank of New York Mellon as successor Rights Agent (the “Rights Agent”), and amends the Stockholder Protection Rights Agreement dated as of December 13, 2000 (the “Rights Agreement”) between the Company and the Rights Agent.

Recitals

A.            Pursuant to Section 5.4 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of that section.

B.            The Board of Directors of the Company desires to terminate the Rights Agreement by amending it to accelerate the Expiration Time set forth therein.

Amendment

This Amendment amends the Rights Agreement as follows:

1.            Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.             The definition of “Expiration Time” set forth in Section 1.1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

 “Expiration Time” shall mean the Close of Business on December 11, 2008.

3.             This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

4.             This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[Signature Page Follows]

This Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

XCEL ENERGY INC.

By:	/s/ Michael C. Connelly
	Name:	Michael C. Connelly
	Title:	Vice President and General Counsel

THE BANK OF NEW YORK MELLON

By:	/s/ Tiffany J. Skiles
	Name:	Tiffany J. Skiles
	Title:	Vice President
Relationship Manager